                                                                EXHIBIT 4.2
                               C-CUBE MICROSYSTEMS INC.

                         NONQUALIFIED STOCK OPTION AGREEMENT

    C-Cube Microsystems Inc. (the "Company") granted to the individual named below an option to purchase certain shares of common stock of the Company, in the manner and subject to the provisions of this Option Agreement.

19. DEFINITIONS:
    (i)       "Optionee" shall mean _____________________________________.


    (ii)      "Date of Option Grant" shall

                   mean _______________________________.


    (iii) "Number of Option Shares" shall mean _________________________ shares of common stock of the Company as adjusted from time to time pursuant to paragraph 9 below.

    (iv) "Exercise Price" shall mean $________ per share as adjusted from time to time pursuant to paragraph 9 below.

    (v)       "Initial Exercise Date" shall be the Initial Vesting Date.

    (vi) "Initial Vesting Date" shall be the date occurring one (1) year after __________________.


    (vii)     Determination of "Vested Ratio":

                                                 VESTED RATIO

              Prior to Initial Vesting Date
                                                 -------------

              On Initial Vesting Date,
              provided the Optionee is           -------------
              continuously employed by a
              Participating Company from
              the Date of Option Grant
              until the Initial Vesting Date


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              PLUS

              For each full month of the
              Optionee's continuous                   -------------
              employment by a Participating
              Company from the Initial
              Vesting Date

              In no event shall the Vested Ratio
              exceed 1/1                              -------------

    (viii) "Option Term Date" shall mean the date ten (10) years after the Date of Option Grant.

    (ix)      "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (x) "Company" shall mean C-Cube Microsystems Inc., a Delaware Corporation, and any successor Corporation thereto.

    (xi) "Participating Company" shall mean (i) the Company and (ii) any present or future parent and/or subsidiary Corporation of the Company while such Corporation is a parent or subsidiary of the Company. For purposes of this Option Agreement, a parent Corporation and a subsidiary Corporation shall be defined in
              Section 424(e) and 424(f) of the Code.

    (xii) "Participating Company Group" shall mean at any point in time all corporations collectively which are then a Participating Company.

    (xiii) "Plan" shall mean the C-Cube Microsystems Inc. Supplemental Stock Option Plan
20. STATUS OF THE OPTION. This Option is intended to be a nonstatutory stock option and shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Code.

21. ADMINISTRATION. All questions of interpretation concerning this Option Agreement shall be determined by the Board of Directors of the Company (the "Board") and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted in the Plan, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All determinations by the Board shall be final and binding upon all persons having an interest in the Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to


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the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation or election.

22. EXERCISE OF OPTION.

    (i) RIGHT TO EXERCISE. The Option shall first become exercisable on the Initial Exercise Date. The Option shall be exercisable on and after the Initial Exercise Date and prior to the termination of the Option in the amount equal to the Number of Option Shares multiplied by the Vested Ratio as set forth in paragraph 1 above less the number of shares previously acquired upon exercise
of the Option.   In no event shall the Option be exercisable for more shares than the Number of Option Shares. In addition to the foregoing, in the event that the adoption of the Plan or any amendment of the Plan is subject to the approval of the Company's stockholders in order for the Option to comply with the requirements of Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Option shall not be exercisable prior to such stockholder approval if the Optionee is subject to Section 16(b) of the Exchange Act, unless the Board, in its sole discretion, approves the exercise of the Option prior to such stockholder approval.

    (ii) METHOD OF EXERCISE. The Option may be exercised by written notice to the Company which must state the election to exercise the Option, the number of shares for which the Option is being exercised and such other representations and agreements as to the Optionee's investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. The written notice must be signed by the Optionee and must be delivered in person or by certified or registered mail, return receipt requested, to the Chief Financial Officer of the Company, or other authorized representative of the Participating Company Group, prior to the termination of the Option as set forth in paragraph 6 below, accompanied by full payment of the exercise price for the number of shares being purchased.

    (iii) FORM OF PAYMENT OF OPTION PRICE. Such payment shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of shares of the Company's common stock owned by the Optionee having a value not less than the option price, which either have been owned by the Optionee for more than six
(6) months or were not acquired, directly or indirectly, from the Company, (iii) by Immediate Sales Proceeds, as defined below, or (iv) by any combination of the foregoing. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company of shares of the Company's common stock to the extent such tender of stock would constitute a violation of the provisions of any law, regulation and/or agreement restricting the redemption of the Company's common stock. "Immediate Sales Proceeds" shall mean the assignment in form acceptable to the Company of the proceeds of a sale of some or all of the shares acquired upon the exercise of the Option pursuant to a program and/or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to decline to approve any such program and/or procedures.

    (iv) TAX WITHHOLDING. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from


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payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for, any sums required to satisfy the foreign, federal and state tax withholding obligations of the Company, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired on exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or
(iv) the lapsing of any restriction with respect to any shares acquired on exercise of the Option.

              The Optionee is cautioned that the Option is not exercisable unless the tax withholding obligations of the Company are satisfied. Accordingly, the Optionee may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow.

    (v) CERTIFICATE REGISTRATION. The certificate or certificates for the shares as to which the Option shall be exercised shall be registered in the name of the Optionee, or, if applicable, the heirs of the Optionee.

    (vi) RESTRICTIONS ON GRANT OF THE OPTION AND ISSUANCE OF SHARES. The grant of the Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of foreign, federal or state law with respect to such securities. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable foreign, federal or state securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares may then be listed. In addition, no Option may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or
(ii) in the opinion of legal counsel to the Company, the share issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISABLE UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. Questions concerning this restriction should be directed to the Chief Financial Officer of the Company. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

    (vii) FRACTIONAL SHARES. The Company shall not be required to issue fractional shares upon the exercise of the Option.


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23. NON-TRANSFERABILITY OF THE OPTION.  The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee's guardian or legal representative any may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in paragraph 7, may be exercised by the Optionee's legal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

24. TERMINATION OF THE OPTION. The Option shall terminate and may no longer be exercised on the first to occur of (a) the Option Term Date as defined above,
(b) the last date for exercising the Option following termination of employment as described in paragraph 7 below, or (c) upon a Transfer of Control as described in paragraph 8 below.

25. TERMINATION OF EMPLOYMENT.

    (i) TERMINATION OF THE OPTION. If the Optionee ceases to be an employee of the Participating Company Group for any reason, except death or disability within the meaning of Section 422(c) of the Code, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee ceased to be an employee, may be exercised by the Optionee within three
(3) months after the date on which the Optionee's employment terminated, but in any event no later than the Option Term Date. If the Optionee's employment with the Participating Company Group is terminated because of death or disability of the Optionee within the meaning of Section 422(c) of the Code, the Option, to the extent unexercised, and exercisable by the Optionee (or the Optionee's legal representative) at any time prior to the expiration of six (6) months from the date on which the Optionee's employment terminated, but in any event no later than the Option Term Date. The Optionee's employment shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee's termination of employment.

    (ii) TERMINATION OF EMPLOYMENT DEFINED. For purposes of this paragraph 7, the Optionee's employment shall be deemed to have terminated either upon an actual termination of employment or upon the Optionee's employer ceasing to be a Participating Company.

    (iii) EXERCISE PREVENTED BY LAW. Except as provided in this paragraph 7, the Option shall terminate and may not be exercised after the Optionee's employment with the Participating Company Group terminates unless the exercise of the Option in accordance with this paragraph 7 is prevented, the Option shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Term Date.

    (iv) OPTIONEE SUBJECT TO SECTION 16(b). Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth above would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of
(i) the tenth (10th) day following the date on which the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee's termination of employment, or (iii) the Option Term Date.

    (v) LEAVE OF ABSENCE. For purposes hereof, the Optionee's employment with the Participating Company Group shall not be deemed to terminate if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. In the event of a leave in excess of ninety (90) days, the Optionee's employment shall be deemed to terminate on the ninety-first (91st) day of the leave unless the Optionee's right to reemployment with the Participating Company Group remains guaranteed by statute or contract. Notwithstanding the foregoing, however, a leave of absence shall be treated as employment for purposes of determining the Optionee's Vested Ratio if an only if the leave of absence is designated by the Company as (or required by law to be) a leave for which vesting credit is given.

    (vi) APPLICATION TO CONSULTANTS. For purposes of this Option Agreement, in the event an Optionee is a consultant but not an employee of a Participating Company at the time the Option is granted, termination of the Optionee's status as a consultant of the Participating Company shall be deemed to be termination of the Optionee's employment.

26. TRANSFER OF CONTROL. A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

              (a) a merger or consolidation in which the Company is not the surviving Corporation;

              (b) a merger or consolidation in which the Company is the surviving Corporation where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation;

              (c) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one(1) or more subsidiary corporations (as defined in Section 2.1 above) of the Company);

              (d) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange; or

              (e)   a liquidation or dissolution of the Company.

         In the event of a Transfer of Control, the Board, in its sole discretion, may arrange with the surviving, continuing, successor, or purchasing Corporation or parent Corporation thereof, as the case may be (the "Acquiring Corporation"), for the Acquiring Corporation to assume the Company's rights and obligations under the Option or substitute options for the Acquiring Corporation's stock for the Option. To the extent the Option is neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer in Control nor exercised as of the date of the Transfer of Control, the Option shall terminate and cease to be outstanding effective as of the date of the Transfer of Control.


                                         -6-

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27. EFFECT OF CHANGE IN STOCK SUBJECT TO THE OPTION.  Appropriate adjustments shall be made in the number, exercise price and class of shares of stock subject to the Option in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company. In the event a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become (whether or not pursuant to a Transfer of Control) shares of another Corporation (the "New Shares"), the Company may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the number of shares and the exercise price shall be adjusted in a fair and equitable manner.

28. RIGHTS AS A STOCKHOLDER OR EMPLOYEE. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a certificate or certificates for the shares for which the Option has been exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such certificate or certificates are issued, except as provided in paragraph 9 above. Nothing in the Option shall confer upon the Optionee any right to continue in the employ of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee's employment at any time.

29. LEGENDS. The Company may at any time place legends referencing any applicable federal or state securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to effectuate the provisions of this paragraph.

30. BINDING EFFECT. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

31. TERMINATION OF AMENDMENT. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan and/or the Option at any time; provided, however, that no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee.

32. INTEGRATED AGREEMENT. This Option Agreement constitutes the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

33. APPLICABLE LAW. This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.


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                                       C-CUBE MICROSYSTEMS INC.

                                       By:
                                           --------------------------------

                                       Title:  Chief Financial Officer



    The Optionee represents that the Optionee is familiar with the terms and provisions of this Option Agreement and hereby accepts the Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Option Agreement.


Date:
     ---------------------------   -------------------------------------
                                            (Signature)


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                              NONQUALIFIED STOCK OPTION
                                    EXERCISE FORM

C-Cube Microsystems Inc.
1778 McCarthy Boulevard
Milpitas, California 95035
Attention: Chief Financial Officer

Gentlemen and Ladies:

The undersigned optionee (the "Optionee") was granted a nonqualified stock option (the "Option") to purchase shares of the common stock of C-Cube Microsystems Inc. (The "Company") on __________________, 19__, pursuant to the Company's Supplemental Stock Option Plan (the "Plan") and pursuant to the Nonqualified Stock Option Agreement (the "Option Agreement"). The Optionee hereby elects to exercise the Option as to __________ shares of the common stock of the Company (the "Shares").

Enclosed herewith is full payment for the Shares in the manner set forth in the Option Agreement. The Optionee authorizes payroll withholding and otherwise will make adequate provision for foreign, federal and state tax withholding obligations of the Company, if any, as more fully set forth in the Option Agreement.

The Optionee agrees that the Shares are being acquired by the Optionee in accordance with and subject to the terms, provisions and conditions of the Supplemental Option Agreement, to all of which the Optionee hereby expressly assents. These agreements shall inure to the benefit of and be binding upon the Optionee's heirs, executor, administrators, successors and assigns.

The Optionee's address of record is:
                                                  -------------------------


                                                  -------------------------

and the Optionee's Social Security Number is:

                                                  -------------------------

Very truly yours,


- ------------------------

Receipt of the above is hereby acknowledged.
C-Cube Microsystems Inc.

By:
        ------------------------
Title:  Chief Financial Officer
Dated:
        ------------------------


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